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                     February 21, 2023

       Douglas Davis
       Chief Executive Officer
       Bannix Acquisition Corp.
       8265 West Sunset Blvd. Suite #107
       West Hollywood CA 90046

                                                        Re: Bannix Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 6,
2023
                                                            File No. 001-40790

       Dear Douglas Davis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Stephen M. Fleming,
Esq.